Filed Pursuant to Rule 433

Registration No. 333-112708

BANK OF AMERICA CORPORATION

$750,000,000

Floating Rate Senior Notes, due 2011

FINAL TERM SHEET

Dated August 9, 2006

Issuer:	Bank of America Corporation

Ratings:	Aa2 (Moody’s)/AA- (S&P)/AA- (Fitch)

Aggregate Principal Amount:	$750,000,000

Ranking:	Senior

Issue Price:	100.00%

Trade Date:	August 9, 2006

Settlement Date:	August 14, 2006 (DTC)

Maturity Date:	August 15, 2011

Interest Rate:	3-Month LIBOR (Telerate) plus 10 basis points.

Interest Payment Dates:	February 15, May 15, August 15 and November 15 of each year, beginning November 15, 2006

Day Count:	Actual/360

Coupon Determination Date:	Two London business days preceding the settlement date and each applicable coupon payment date.

Simultaneous Offerings:	$1,000,000,000 aggregate principal amount of 5 3/8% Senior Notes, due 2011, $750,000,000 aggregate principal amount of 5 3/4% Subordinated Notes, due 2016, and $500,000,000 aggregate principal amount of Floating Rate Subordinated Notes, due 2016

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co. Inc., HSBC Securities (USA) Inc., Blaylock & Company, Inc., and Muriel Siebert & Co., Inc.

Listing:	None

CUSIP:	060505CM4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

2